STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is dated April 29, 1998, by and between UNIVERSAL PREMIUM ACCEPTANCE CORPORATION, a Missouri corporation ("UPAC"), and OXFORD BANK & TRUST, an Illinois banking corporation ("Bank").
                              W I T N E S S E T H:
     WHEREAS, Bank owns all of the issued and outstanding shares of capital stock of Oxford Premium Finance, Inc., an Illinois corporation ("Oxford"); WHEREAS, UPAC wishes to acquire all of the issued and outstanding shares of Oxford (the "Shares") and Bank is willing to sell the same to UPAC, on the terms and provisions hereinafter set forth:
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:
1.   Sale and Purchase.
     Bank agrees to sell and cause to be transferred to UPAC at the Closing, as hereinafter described in Section 2.1, and UPAC agrees to purchase at the Closing, the Shares, being 100 shares of no par value common capital stock of Oxford.
     1.1 Purchase Price. UPAC shall pay Bank at the Closing, and upon delivery of certificates representing the Shares duly endorsed and in proper form for transfer, a purchase price equal to the sum of (a) the "adjusted net book value" of Oxford as of the end of the month immediately preceding the month in which the Closing shall occur, plus (b) $1,500,000. For the purposes of this Section
1.1 only, "adjusted net book value" shall mean the stockholder's equity (including retained earnings) of Oxford determined in accordance with generally accepted accounting principles on an unconsolidated basis, (y) excluding from such determination items related to income taxes or accrual for income taxes and
(z) less the aggregate amount as of the Closing of the "Deductions from Adjusted Net Book Value" listed in Schedule 1.1. The parties to this Agreement acknowledge that, based on the financial statements of Oxford, as of March 31, 1998, the "adjusted net book value" of Oxford is calculated as set forth in
Schedule 1.1 and equals $2,669,874.24.
2.         Closing and Deliveries.
      2.1 Closing. The Closing shall be at the offices of Hillix, Brewer, Hoffhaus, Whittaker & Wright, L.L.C., 2420 Pershing Road, Suite 400, Kansas City, Missouri 64108, at 10:00 a.m., C.S.T., on May 15, 1998, or on such other date or at such other place or time as is agreed upon in writing by the parties.
      2.2 Deliveries. At the Closing, (a) Bank shall deliver to UPAC certificates representing record ownership of the Shares, duly endorsed and in proper form for transfer, free and clear of all encumbrances; (b) UPAC shall deliver to Bank the purchase price by wire transfer; and (c) the parties shall deliver such other documents as are required pursuant to this Agreement to be then executed and delivered.
3. Representation and Warranties of Bank. Bank represents and warrants to UPAC as follows:
      3.1 Organization, Powers and Qualifications. Oxford is duly organized, validly existing and in good standing under the laws of the State of Illinois, has all requisite corporate power and authority to own its properties and assets and carry on its business as now conducted, and is qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which such qualification is necessary because of the nature or extent of its operations or property owned, leased or operated, unless the failure to so qualify would not have a material adverse impact on its ability to own its assets and conduct its operations, all of which jurisdictions are listed on
Schedule 3.1. Oxford does not own any interest, directly or indirectly, in any corporation, partnership, joint venture, limited liability company, proprietorship, association, trust, or other business or entity.
      3.2 Capital Stock. Oxford has authorized capital stock consisting of 10,000 shares of common stock, no par value, of which 100 shares are issued and outstanding, nonassessable, and were not issued in violation of pre-emptive or other statutory or contractual rights.
      3.3 Stock Options, Warrants, Etc. Oxford does not have outstanding any options, warrants, calls, convertible securities, rights, agreements, or obligations to purchase, redeem, issue, sell, distribute, dividend, or otherwise acquire or dispose of any shares of its stock, and Bank has no contractual right or obligation to sell, acquire or otherwise trade in any of the Shares.
      3.4 Articles of Incorporation, By-Laws, Minute Book and Stock Book. The Articles of Incorporation and all amendments thereto and the by-laws, as amended, of Oxford have been made available to UPAC for its inspection and are true, correct and complete, and such Articles and by-laws shall be the Articles and by-laws in effect at the Closing. The minute books of Oxford have been made available to UPAC for its inspection and contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the stockholders of Oxford since its incorporation, and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings during the periods reflected therein. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the Board of Directors (or any committee thereof) or of the stockholders of Oxford, except for minutes or consents which may be missing but which would evidence actions that have been consented to by the stockholders and directors and which reflect transactions that are not material to Oxford. The stock ledgers of Oxford have been made available to UPAC for its inspection and contain accurate records of all issuances and transfers of record of the capital stock of Oxford since its date of incorporation.
      3.5 Authority, No Violation, Etc. Except as reflected in Schedule 3.5, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Bank, and this Agreement is the valid and binding obligation of Bank, enforceable in accordance with its terms (except as may be limited by genera1 principles of equity as to the enforcement of remedies or applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally, now or hereafter in effect). Except as provided in Schedule 3.5, neither the execution and delivery by Bank of this Agreement nor the consummation by it of the transactions contemplated hereby will cause a default (or give rise to any right of termination, cancellation or acceleration) under (a) any of the terms, conditions or provisions of any agreement, instrument or obligation to which either it or Oxford is a party, or by which either of them or any of their respective properties or assets may be bound, except for such conflict, breach or default as to which requisite waivers or consents shall have been obtained prior to the Closing (all of which are identified in Schedule 3.5);or (b) any statute, rule or regulation or any judgment, order, writ, injunction or decree of any court, arbitrator, mediator, administrative agency or governmental body, in each case applicable to either Bank or Oxford or any of their properties or assets.
      3.6 Books and Records. The books and records of Oxford have been kept and maintained accurately and in sufficient detail to permit the preparation of periodic financial statements in accordance with generally accepted accounting principles consistently applied.
      3.7 Compliance with Law. Oxford and its use and occupancy of its assets and properties wherever located are in substantial compliance with all federal, state and local laws and ordinances and any order, rule or regulation of any federal, state, local or other governmental agency or body, including but not limited to, any of the foregoing that concerns the environment, except where the failure to comply, individually or in the aggregate, would not have a materially adverse effect on its business or operations.
      3.8 Financial Statements. Bank has delivered to UPAC true and complete copies of the unconsolidated audited financial statements of Oxford as of and for the fiscal years ended December 31, 1995, 1996 and 1997, certified by McGladrey & Pullen, L.L.P., and true and complete copies of the unconsolidated unaudited financial statements of Oxford as of and for the three months ended March 31, 1998. With respect to the audited annual financial statements of Oxford, all such financial statements, including the related notes, have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the unconsolidated financial condition, results of operations, and cash flows of Oxford at the dates and for the years indicated. With respect to the unaudited interim financial statements for the three-months ended March 31, 1998, such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the unconsolidated financial condition and results of operations at the date and for the period indicated in such financial statements.
      3.9 Liabilities and Obligations. Except as described in Schedule 3.9, Oxford does not have any material liability or obligation (direct or indirect, contingent or fixed, matured or unmatured) of any nature, whether arising out of contract, tort, statute or otherwise, except liabilities and obligations in the amounts and categories reflected, reserved against or given effect to in the March 31, 1998 unaudited interim financial statements referred to in Section 3.8, and liabilities subsequently incurred in the ordinary course of business consistent with past practice.

3.10  Absence of Adverse Changes or Events.
     (a) Except as disclosed in Schedule 3.10, since December 31, 1997, Oxford has been operated in all material respects in the ordinary course of its business consistent with past practice in prior periods and has not changed or altered its past practices with respect to recording income and expenses and establishing reserves for loan losses.
     (b) Since December 31, 1997, the allowance for loan losses has been maintained at a level adequate to provide for potential losses, without necessity for future increase, arising from premium finance contracts that are the subject of insurance premium finance receivables as of the date hereof ("Current Premium Finance Contracts").
      3.11  Tax Reports.
            (a) Except as disclosed in Schedule 3.11, (a) all federal, state and local tax returns and reports (or timely extensions thereof) (including but not limited to all income tax, unemployment compensation, social security, payroll, sales and use, excise, property, ad valorem, franchise, license, school and any other tax under the laws of the United States or any state or municipal or political subdivision thereof) required to be filed by or for Oxford (the "Tax Returns") have been filed with, and the taxes thereon shown to be owing paid to, the appropriate governmental agencies in all jurisdictions in which such Tax Returns and reports are required to be filed and taxes paid, and all such Tax Returns and reports correctly reflect the taxes of Oxford for the periods covered thereby; (b) Oxford has not received any notice of assessment or proposed assessment by the Internal Revenue Service or any other taxing authority in connection with any Tax Returns; and (c) there are no pending tax examinations of or tax claims asserted against Oxford or its properties or operations.
     3.12 Dividends and Stock Purchases. Since December 31, 1997, Oxford has not declared, set aside or made payment of any dividend or other distribution in respect of any shares of its capital stock, or repurchased, redeemed or otherwise acquired any shares of its capital stock.
      3.13  Title to Assets; Operating Authorities. Except as disclosed in
Schedule 3.13, Oxford has good and marketable title to all of its properties and assets material to the operation of its business and reflected in the March 31, 1998 unaudited interim financial statements and those acquired by it thereafter, except properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice in prior periods, free and clear of all mortgages, liens, pledges, charges or encumbrances or other third party interests of any nature whatsoever, except (a) as reflected or reserved for in the March 31, 1998 unaudited interim financial statements, or (b) the lien of current taxes not yet due and payable (collectively "Permitted Liens").
      3.14 Licenses, Permits, Etc. Oxford has maintained all licenses and permits (all of which are listed on Schedule 3.14 and each of which is currently valid and in full force and effect), necessary for the operation of its business as now conducted and as of the date of the execution of each of the Current Premium Finance Contracts, except where the failure to maintain such a license or permit would not have an adverse effect on the validity or enforceability of a Current Premium Finance Contract or a premium finance agreement involved in any pending claim, action, suit, arbitration or other proceeding, whether civil or criminal in nature.
      3.15  Contracts.
          (a)            All written contracts, agreements, leases, mortgages
     or commitments, excluding (i) premium finance agreements and (ii) such as involve payments of less than $5,000 on an annualized basis or such as are terminable by Oxford without penalty on 30 days or less written notice, to which Oxford is a party or may be bound or to which its assets are subject are listed on Schedule 3.15 ("Contracts"). All Contracts are valid, binding on and enforceable against the parties to them (except as may be limited under bankruptcy, insolvency or similar laws affecting creditors rights or general principles of equity), and in full force and effect on the date hereof, and Oxford has not violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a material default under the provisions of any Contract. Copies of all Contracts disclosed on Schedule 3.15 have been made available to UPAC for inspection. Schedule 3.15 also separately identifies all Contracts otherwise required to be listed thereon which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation and performance of the transactions contemplated hereby.
          (b) Except as set forth in Schedule 3.15, a11 Current Premium Finance Contracts to which Oxford is a party are valid and binding upon and enforceable against the parties to them (except as may be limited under bankruptcy, insolvency or similar laws affecting creditors rights or general principles of equity), in full force and effect, in compliance with all applicable laws and regulations, and Oxford has not violated any provision of, or committed or failed to perform any act which with notice, lapse of time, or both would constitute a material default under the provisions of any such Current Premium Finance Contract.
     3.16 Collateral. With respect to each Current Premium Finance Contract to which Oxford is a party, Oxford has been validly authorized to cancel and recover the unearned premium on one or more insurance policies, the premiums for which have been advanced by Oxford, and Oxford has not cancelled any such policy without prior delivery to all persons entitled to notice pursuant to the policy, statute or regulation of all required written notice of intention to do so.
     3.17 Litigation.  Except as disclosed in Schedule 3.17, (a)
no claim, action, suit, arbitration, investigation or other proceeding, whether civil or criminal in nature, is pending, or to Bank's knowledge, threatened against Oxford or any of its properties or with respect to the transaction, pursuant to this Agreement before any court, governmental agency, authority or commission, arbitrator or mediator; and (b) there are no judgments, consent decrees, injunctions, or any other judicial or administrative or other mandates outstanding against and which might be expected to adversely affect Oxford or its assets, liabilities, income, financial condition, results of operations or business prospects or its right to conduct its business as presently conducted.
      3.18 Insurance. Schedule 3.18 lists all policies of insurance held by or maintained on behalf of Oxford. Copies of all such insurance policies disclosed on Section 3.18 have been made available to UPAC for inspection. All such policies of insurance are in full force and effect. No notices of cancellation or nonrenewal have been received and all premiums to date have been paid in full. Bank has furnished to UPAC a list of all claim notices which have been given by Oxford or Bank to any of such insurers regarding Oxford and (a) related to litigation still pending or overtly threatened or (b) within the two-year period prior to the date hereof.
      3.19 Overtime, Back Wages, Vacation, Discrimination, and Occupational Safety Claims. Except as disclosed in Schedule 3.19 or as fully reserved in the March 31, 1998 unaudited interim financial statements, there are no outstanding or, to the best of Bank's knowledge, threatened claims against Oxford (whether under federal or state law, under any employment agreement or otherwise) asserted by any applicant for employment, or present or former employee, on account of or for (a) overtime pay, other than overtime pay for work done on the current payroll period; (b) wages or salary for any persons other than the current payroll period; (c) any amount of vacation pay or pay in lieu of vacation time off; or (d) any material violation of any other term or condition of employment or of any statute, ordinance or regulation relating to discrimination, occupational safety, leave, condition of premises, disability or employment practices.
      3.20 Contracts for Personal Service. Except as set forth in Schedule 3.20, Oxford is not a party to or bound by any contract, agreement or undertaking with any person for or related to personal services rendered or to be rendered by any person, Oxford has no policy that requires payment of severance pay, and the consummation of the transactions contemplated by the parties will not give rise to or create a right to the payment of severance pay by Oxford to any person.
      3.21  Employee Welfare and Pension Benefit Plans.
               (a) Plans. Attached hereto as Schedule 3.21 is a true and complete list of all plans, funds and programs that are or within the three year period preceding the date hereof have been maintained by Oxford, or for which it contributes or is required to contribute, which constitute "employee welfare benefit plans" or "employee pension benefit plans" within the meaning of Section 3(1) and (2) of the Employee Retirement Income Security Act ("ERISA"). Such plans, funds and programs are hereinafter collectively referred to as the "Plans".
               (b) Compliance with Internal Revenue Code and ERISA. With respect to all such Plans, and all related trust agreements, annuity contracts or other funding instruments, Oxford is now in material compliance with, and has materially complied in the past, both as to form and operation, with all applicable provisions of ERISA and of the Internal Revenue Code, as amended (the "Code"), including sections of the Code relating to coverage, where required in order to be tax qualified. All necessary governmental approvals for such Plans have been obtained, or applied for, and a favorable determination as to the qualification under the Code of each employee pension benefit plan and each material amendment thereto has been made by the Internal Revenue Service or a request for such a determination has been filed with the Internal Revenue Service within the remedial amendment period provided by Code S 401(b) and regulatory guidance thereunder.
               (c) Administration. Each such Plan has been administered to date in material compliance with the requirements of the Code and of ERISA, and all reports required by any governmental agency with respect thereto have been timely filed.
               (d) Claims. There is no litigation and there are no proceedings before the U.S. Department of Labor, the Internal Revenue Service or any other commission or administrative or regulatory authority pending against Oxford or any fiduciary of any such Plan relating to claims for benefits thereunder or relating in any way to the maintenance or operation of such Plans; and, to the knowledge of Bank, no such litigation or proceeding has been threatened. There are no audits now being conducted of any such Plan by the Department of Labor or Internal Revenue Service, and, to the knowledge of Bank, none has been noticed.
               (e) Prohibited Transactions. Neither Oxford nor any fiduciary under such Plan has engaged in (A) any transactions in violation of Section 406 of ERISA for which no exemption exists under Section 408 of ERISA, or (B) any prohibited transactions, as that term is defined in Section 4975(c) of the Code, for which no exemption exists under Section 4975(d) of the Code.
               (f) Plan Documents. Bank has delivered to UPAC, with respect to each of the Plans, correct and complete copies of (A) all current Plan documents and amendments, trust agreements and insurance contracts, (B) the most recent IRS determination letter, (C) the Annual Report (Form 5500 Series) and accompanying schedules, for each of the last three years as filed, (D) the current summary plan description and summaries of material modifications relating to each Plan, and (E) the most recent financial statements.
               (g) No Multi-Employer Plans and No Plans For Retirees. Oxford is not now and in the preceding six (6) years has not been obligated to contribute to a multi-employer pension plan as defined in Section 37(A) of ERISA, and has not incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4203 and 4205, respectively, of ERISA) with respect to any multi-employer plan, and no Plan provides medical or death benefits (whether or not insured) with respect to current or former employees of Oxford or UPAC beyond their retirement or other termination of Service (other than (A) coverage mandated by law, or (B) death benefits under any Plan intended to qualify under Section 401(a) of the Code).
                (h) Contribution Paid. All accrued obligations of Oxford
whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds or to any governmental body, with respect to unemployment compensation, social security, any Plan or any other benefits for employees of Oxford as of the date hereof, have been paid when due, or adequate assurance therefor have been provided on the March 31, 1998 unaudited interim financial statements. Except as disclosed on Schedule 3.19, all reasonably anticipated obligations of Oxford (whether arising by operation of law, by contract, by past custom or otherwise) for salaries, vacation, sick pay, personal day and holiday pay, bonuses and other forms of compensation which were payable to the employees of Oxford as of date hereof have been paid or adequate accruals therefore have been made in the March 31, 1998 unaudited interim financial statements.
      3.22 Commission Fees. In connection with the transactions contemplated by this Agreement, no broker, finder or similar agent has been employed by or on behalf of Bank or Oxford, and no person with which either of them has had dealings or communications of any kind is entitled to a commission or other compensation for which UPAC or Oxford may be liable.
      3.23 Disclosure. No representation or warranty herein, including the Schedules hereto, nor any information contained in the financial statements referenced in Section 3.8 hereof, or any certificate, statement, or other document delivered by Bank or Oxford hereunder, contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.
      3.24 Trademarks and Similar Rights. Oxford owns or is licensed or otherwise has the right to use all patents, trademarks, service marks, common trade names, copyrights, inventions, trade secrets, proprietary processes and other intellectual property rights used in the ordinary course of its business, including but not limited to, those listed on Schedule 3.24. No person or party has asserted or threatened to assert, any claim that the rights used by Oxford in the operation of its business infringes any rights owned or held by any other person, and there is no pending, or to Bank's knowledge, threatened claim or litigation against Oxford contesting its right to use such.
      3.25  Related Party Transactions.
            (a) Except as disclosed on Schedule 3.25, Oxford is not a party to or bound by any oral or written agreement with Bank or any Affiliate of Bank (as hereinafter defined) (i) related to the provision, sharing or use of employees, services, facilities, credit arrangements or other assets; (ii) related to expense (including tax) sharing or the provision of management services; (iii) whereby it guarantees or otherwise assumes a contingent obligation in respect of the obligation of another; or (iv) whereby it is a co-debtor, co-insured or shares joint or common ownership or use of property with another.
            (b) Except as disclosed in Schedule 3.25, neither Bank nor any Affiliate of Bank has any direct or indirect financial interest in, or serves as an officer, director, employee, manager, partner or consultant of, any competitor, client or supplier of Oxford. Relationships described in this
Section 3.25 (a) or (b) are herein collectively referred to as "Related Party Transactions."
            (c) For purposes of this Section 3.25, an Affiliate is a person or entity who controls, is controlled by, or is under common control with Bank, and includes any officer, director, employee, manager, partner, spouse or child of such person or entity.
      3.26 Environmental. Oxford has never (a) owned any interest in real property, or been the operator of any site containing, or transported any hazardous materials in violation of any environmental law or regulation, or (b) as an occupant or tenant of real property, handled or used any hazardous material and no leak, spill, release, deposit, leach, migration, discharge, emission or disposal of any hazardous materials has occurred on any real property occupied or leased by Oxford in violation of any environmental law or regulation.
4. Representations and Warranties of UPAC. UPAC represents and warrants to Bank as follows:
      4.1 Organization, Powers and Qualifications. UPAC is duly organized, validly existing and in good standing under the laws of the State of Missouri has all requisite corporate power and authority to own its properties and assets and carry on its business as now conducted.
      4.2 Authority, No Violation, Etc. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by a majority of the directors of UPAC. This Agreement constitutes the valid and binding obligation of UPAC, enforceable in accordance with its terms (except as may be limited by general principles of equity to the enforcement of remedies or applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally now or hereafter in effect). Neither the execution and delivery by UPAC of this Agreement nor the consummation by it of the transactions contemplated hereby will violate, cause a default (or give rise to any right of termination, cancellation or acceleration) under or require any consent, approval, notice or filing pursuant to (a) any of the terms, conditions or provisions of any agreement, instrument or obligation to which UPAC is a party, or by which it or any of its properties or assets may be bound, (b) the Certificate of Incorporation or Bylaws of UPAC, or (c) any statute, rule or regulation or any judgment, order, writ, injunction or decree of any court, arbitrator, mediator, administrative agency or governmental body, in each case applicable to either UPAC or any of its properties or assets.
      4.3 Commission Fees. In connection with this Agreement and the transactions contemplated hereby, no broker, finder or similar agent has been employed by or on behalf of UPAC, and no person with which UPAC has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation for which Bank would be liable.
     4.4 Disclosure. No representation or warranty herein, including the schedules hereto prepared by UPAC, nor any information contained in any certificate, statement, or other document delivered by UPAC hereunder, contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.
      4.5 Accreditation, Due Diligence and Sophistication Matters. (a) UPAC has been provided an opportunity to ask questions of, and UPAC has received answers thereto satisfactory to it from Bank and its representatives regarding the terms and conditions of this Agreement and other matters pertaining to this transaction. UPAC has investigated and is familiar with the affairs and financial condition of Oxford and has been given sufficient access to and has acquired sufficient information including the Schedules to this Agreement and all other information and documents as requested by UPAC including but not limited to financial information, corporate records, tax returns, contracts, forms, leases and premium finance contracts and related documents about Oxford to reach an informed and knowledgeable decision to acquire the Shares.
            (b) UPAC has such knowledge and experience in financial affairs that it is capable of evaluating the merits and risks of this transaction. UPAC's financial situation is such that it can afford to bear the economic risk of holding the Shares for an indefinite period of time.
            (c) UPAC is acquiring the Shares pursuant to this Agreement for its own account and not with a view to or for sale in connection with any distribution of all or any part of the Shares. UPAC acknowledges Bank's understanding that the sale of the Shares hereunder is intended to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").
            (d) UPAC is an "Accredited Investor" within the definitions set forth in Securities Act Rule 501(a).
            (e) Nothing contained in this Section 4.5 is intended to limit in any way (i) any representation, warranty or covenant of Bank, contained herein or in any document delivered pursuant hereto, or (ii) UPAC's right to rely thereon.
5. Conduct of Business of Oxford. Bank covenants that, from and after the date hereof through the Closing, it will cause Oxford to conduct its business as follows:
      5.1 Business. Oxford will conduct and operate its business substantially in the ordinary course consistent with past practice so as to protect and maintain such business and the goodwill it now enjoys. Oxford will preserve intact its present business organization, keep available the services of its present officers and employees, and make good faith efforts to preserve its relationships with customers and others having business dealings with them. Except with the written approval of UPAC, neither Bank nor Oxford will execute, agree to, or allow to continue any Related Party Transaction except those disclosed in Schedule 3.25.
      5.2 Adverse Changes. Oxford will not take or omit to take any action which would cause any adverse change to occur in any material respect in its business, assets, liabilities, income, financial conditions, results of operations or reasonably likely prospects or waive any statute of limitations so as to expand any tax or other liability.
      5.3 Maintenance of Properties, Permits, Licenses, Etc. Oxford will maintain all of its properties, assets, licenses and permits, used or useful in its business in present or better repair, order, and condition, except for reasonable wear and use and damage by fire and unavoidable casualty (subject, however, to the provisions of Section 5.12).
      5.4 Maintain Corporate Existence. Oxford will maintain its corporate existence in good standing in its state of incorporation and its due qualifications in good standing in all jurisdictions in which it is qualified to do business.
      5.5 Capital Stock. Oxford will not make any change in its authorized, issued or outstanding capital stock or other securities or grant any options or other right to acquire, whether directly or contingently, any of its capital stock or other securities.
      5.6 Dividends. Oxford will not declare, set aside, or pay any dividend or make any redemption, repurchase or other distribution in respect of its capital stock and other securities.
      5.7 Employment; Compensation; Benefits. Except as disclosed in Schedule
5.7 or as consented to in writing by UPAC, Oxford will not enter into any employment contract, increase the rate of compensation payable or to become payable by it to any officer or any other employee, or accrue or pay to any of its officers or employees any bonus, profit-sharing, retirement pay, insurance, death benefit, fringe benefit or other compensation, except that which shall have accrued in the ordinary course in connection with increases in compensation of non-officer employees or the operation of the existing employee benefit plans disclosed in Schedule 3.21, none of which shall be terminated or cancelled except as contemplated by this Agreement or as approved by UPAC in writing.
      5.8 Liabilities and Obligations. Oxford will not incur or otherwise become liable for any liabilities or obligations (direct or indirect, contingent or fixed, matured or unmatured) whether arising out of contract, tort, statute or otherwise, including federal or state income tax liabilities, except (a) liabilities and obligations which are in the ordinary course of business consistent with past practice in prior periods and (b) liabilities and obligations fully covered by insurance other than any retained amounts.5.9 Capital Expenditures. Oxford will not, without the prior written approval of UPAC, enter into or make commitments of a capital expenditure nature in excess of $5,000 in the aggregate.
      5.10 Sale of Assets. Oxford will not sell or dispose of any of its assets other than in the ordinary course consistent with past practice in prior periods.
      5.11 Leases; Contracts. Oxford will not enter into any lease or do or permit any act or omission to act by Oxford which act or omission will cause a breach of or a default by Oxford in any Contract.
      5.12 Insurance. Oxford or Bank will maintain in full force and effect all policies of insurance listed in Schedule 3.18. If any of the assets or properties owned or used by Oxford are damaged or destroyed by fire or other casualty, whether insured or uninsured, then, subject to the rights, if any, of the lessors or mortgagees thereof, Oxford will promptly proceed with the repair, restoration or replacement thereof in such manner and at such location as UPAC shall determine.
      5.13 Books and Records. Oxford will maintain its books and records in the manner in which they are presently maintained.
      5.14 Compliance with the Laws and Regulations. Oxford will operate its business in compliance in all material respects with all laws, rules and regulations applicable to it and to the conduct of its business.
      5.15 Encumbrances. Oxford will not mortgage, pledge or otherwise subject to any lien, security interest, encumbrance or charge of any nature any of its property or assets, or become committed so to do, or permit or suffer any of such property or assets to become subject to any mortgage, pledge, lien, security interest, encumbrance or charge of any nature, except for liens for current taxes not yet due and payable.
      5.16 Amendment to Articles of Incorporation and By-Laws. Oxford will not amend its Articles of Incorporation or By-Laws.
6. Covenants of Bank and UPAC. Bank and UPAC covenant and agree to and with each other as follows:
      6.1 Update of Information. Between the date hereof and the Closing, Bank will promptly disclose to UPAC in writing, and UPAC will promptly disclose to Bank in writing, information of which they have knowledge (i) concerning any event that would render any of their respective representations or warranties untrue if made as of the date of such event, (ii) which renders any information set forth in the Schedules to be no longer correct in all material respects or
(iii) which is known to arise after the date hereof and which would have been required to be included in the Schedules if such information had existed on the date hereof.
      6.2 Access to Business and Records. Between the date hereof and the Closing, UPAC and its officers, employees, attorneys and accountants and employees of the senior lender to UPAC shall during normal business hours have full reasonable access to and the right to inspect and copy the books, records, contracts, properties, and assets of Oxford and to consult with officers, full-time employees, attorneys, accountants and agents of and lenders to Oxford; provided, however, that such review of documents shall not disrupt the normal business operations of Oxford.
      6.3 Efforts to Consummate. Subject to the terms and provisions of this Agreement, each of the parties shall use its best efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, the obtaining of all consents, authorizations, orders and approvals of any third party, whether private or governmental, required or appropriate in connection with such party's, performance of such transactions, and each of the parties hereto shall cooperate with the other in all of the foregoing. Notwithstanding this Section 6.3, neither the Bank nor Oxford shall be required to obtain the consents or approvals of the transactions contemplated by this Agreement by the authorities listed in Schedule 3.14; provided, however, that the Bank shall have caused Oxford to fully cooperate with UPAC in its efforts to file, at the expense of UPAC, all notices or requests for approvals as required by such authorities.
      6.4 Confidentiality. Except as otherwise provided in that certain Confidentiality Letter, dated January 16, 1998, between the Bank and TransFinancial Holdings Inc. (the "Confidentiality Agreement"), from and after the Closing, Bank will keep secret and confidential all trade secrets and confidential information heretofore or hereafter possessed by it concerning Oxford or UPAC and any affiliates of any thereof and further agrees that it will at no time use for any purpose whatsoever or disclose to any person, firm or corporation (other than Oxford or UPAC) any such information. Unless this Agreement is fully consummated, and except as otherwise provided in the Confidentiality Agreement, UPAC will (i) keep secret and confidential all trade secrets and confidential information heretofore or hereafter acquired by it concerning Bank or Oxford, and (ii) will at no time use or disclose any such information to any person, firm or corporation, except to the extent that such information is no longer a trade secret or confidential.
      6.5 Public Announcement. Prior to Closing, unless required by law, no party hereto shall make any public announcement regarding the transaction contemplated hereby without prior consent of the other party hereto.
      6.6   Income Tax Matters.
            (a) Federal and State Income Tax Returns. Bank will, at its expense or at the expense of its parent company, prepare and file all federal and state income tax returns required to be filed by or on behalf of Oxford, including any stub returns due to this transaction, for all tax periods (or portions thereof) ending on or prior to the Closing. Any taxes (including interest and penalties) owing under, or adjustments to or refunds of the taxes paid or determined under, such income tax returns for tax periods ending on or prior to the Closing shall be the sole responsibility of Bank and its parent company, and shall be payable to Bank or its parent company in the case of refunds. Any taxes on the income of Oxford (including interest and penalties) owing for periods commencing after the Closing shall be the sole responsibility of Oxford and UPAC, as applicable, in the case of amounts owing to taxing authorities, and shall be payable to Oxford or UPAC, as applicable, in the case of refunds of taxes paid for such periods.
            (b) Audits. The Bank and its parent company shall have sole responsibility for and control over the conduct and/or resolution of any tax audit or examination, or any other tax-related proceeding, pertaining to Oxford for any tax period (or portion thereof) ending on or prior to the Closing, including the preparation and filing or execution of any tax agreement or amended tax return for such tax period (or portion thereof). In the event of any amended tax return, tax audit, examination or proceeding with respect to a tax period (or portion thereof) ending on or prior to the Closing, UPAC shall cause Oxford to cooperate with Bank and shall provide Bank with any documents or other information reasonably requested by it in connection therewith. If, after the Closing, the Bank or its parent company intends to cause Oxford to file any amended income tax return, or to execute any income tax agreement with any taxing authority, with respect to any tax period (or portion thereof) ending on or prior to the Closing, then the Bank or its parent company shall notify UPAC of the details of such amended income tax return or income tax agreement at least 30 days prior to final filing or execution, and within 21 days of having been so notified UPAC shall provide the Bank or its parent company with UPAC's good faith written estimate of the specific dollar amount (if any) by which Oxford's income tax liability for tax periods ending after the Closing shall be increased as a direct result of such amended income tax return or income tax agreement (other than as a result of any carry back of any available operating loss, capital loss or tax credit accrued or incurred on or prior to the Closing). If UPAC provides such good faith written estimate to the Bank and its parent company within the 21-day period specified in the preceding sentence, and if notwithstanding having received such estimate the Bank or its parent company files such amended income tax return or executes such income tax agreement, then the Bank and its parent company shall reimburse Oxford for the lesser of (i) the amount (if any) by which Oxford's income tax liability for tax periods ending after the Closing is increased as a direct result of such amended income tax return or income tax agreement (other than as a result of any carry back of any available operating loss, capital loss or tax credit accrued or incurred on or prior to the Closing) or (ii) the amount estimated by UPAC in a writing provided to the Bank or its parent company within the 21-day period specified in the preceding sentence.
     6.7 Additional Bank Covenants. Bank agrees to allow Oxford or UPAC, as the case may be, the use and occupancy without additional cost but otherwise pursuant to a written lease in form and substance satisfactory to the parties, until December 31, 1998, of the offices and office furniture now used and occupied by Oxford. Bank also agrees to allow Oxford or UPAC, as the case may be, to maintain without charge but otherwise pursuant to the published rules, regulations and policies of Bank applicable to deposit accounts, until December 31, 1998, all existing depositary accounts with Bank. If Oxford maintains a deposit account with Bank after December 31, 1998, then UPAC shall cause Oxford to comply with all of Bank's rules, regulations and policies on deposit accounts, and pay all published fees on accounts maintained by Oxford with Bank as might be imposed on commercial deposit accounts from time to time maintained with Bank. Immediately following the Closing, UPAC shall cause Oxford to execute all standard resolutions, signature cards and other documents required by Bank regarding commercial deposit accounts.
     6.8 Additional Covenants of UPAC. UPAC agrees that not later than two (2) years after the Closing it will cause Oxford to change its corporate name to a name not using the word "Oxford," and that by such date it will have caused Oxford to otherwise cease doing business using the name "Oxford."
      6.9 Access to Company Records Post Closing. UPAC shall cause Oxford to provide all reasonably necessary access and provide copies of business records or documents of Oxford or UPAC to Bank, at its cost and expense, for any reasonably necessary business or regulatory need post closing. UPAC will provide to Bank copies of the financial statements of Oxford for the period ending on the Closing promptly after the same are available in final form.
7. Conditions to Obligations of UPAC to Consummate Acquisition. The obligations of UPAC to consummate the transactions provided for in Agreement shall be subject to satisfaction, on or before the Closing, of the following conditions:
      7.1 Representations and Warranties True at Closing. All representations and warranties of Bank shall be true on and as of the Closing as though such representations and warranties were made at and as of such date, except as otherwise expressly stated herein.
      7.2 Opinion of Counsel for Bank. UPAC shall have received an opinion of counsel for Bank, reasonably satisfactory to UPAC and its counsel.
      7.3 Resignations. UPAC shall have received signed resignations of the officers and directors of Oxford in their capacities as officers and directors.
      7.4 Glavan Agreements. Oxford shall have entered into a two-year written non-competition (excluding nonmarketing strategic consulting and expert testimony) and non-solicitation agreement with John Glavan, having UPAC as an intended third party beneficiary thereof, and otherwise in form and substance satisfactory to UPAC. In addition, all of John Glavan's rights under the Stock Appreciation Rights Agreement among Oxford Financial Corporation, Oxford Premium Finance, Inc., and John Glavanovits, dated November 30, 1995, the letter agreement between Oxford Premium Finance, Inc. and John Glavan, dated August 21, 1989, and the letter agreement between Security Funding Corp. and John Glavan, dated May 16, 1988 shall have been satisfied by Bank or its parent company, and all such agreements shall have been terminated in writing to the satisfaction of UPAC.
      7.5 Employment Agreements. Nancy Piper and Sheila Minitti shall have entered into employment agreements with either Oxford or UPAC, as determined by UPAC, having terms of at least one year and otherwise in form and substance satisfactory to UPAC, provided that the aggregate compensation to be paid to each of them is not less than the amount each is receiving as of the date hereof.
      7.6   Intentionally omitted.
      7.7 Third Party Approvals. UPAC shall have received evidence satisfactory to it that approvals have been received from all third parties whose approval or consent is required to consummate the transactions contemplated by this Agreement; provided, however, it shall not be a condition to Closing for either Bank or Oxford to have obtained the consents or approvals of the transactions contemplated by this Agreement by the authorities listed in
Schedule 3.14.
      7.8 Performance of Covenants. Bank shall have materially performed each and every obligation to be performed by it hereunder at or before the Closing.
      7.9 Deliveries. All deliveries required to be made under this Agreement to UPAC on or before the Closing shall have been received.
      7.10 No Action. No action, suit or proceeding shall have been commenced, and no investigation by any governmental or regulatory authority shall have been commenced, seeking to restrain, prevent or change the transactions contemplated hereby or seeking judgments against Bank, Oxford or UPAC in respect to the transactions contemplated hereby.
     7.11 Hart-Scott-Rodino. Any necessary Hart-Scott-Rodino notice filing shall have been filed and prior notice periods elapsed.
     7.12 Euclid Agreement. Oxford and Euclid Insurance Services, Inc. ("Euclid") shall have entered into an agreement in form and substance satisfactory to UPAC, pursuant to which Euclid shall, for three (3) years from and after the Closing, arrange for premium financing for its customers exclusively with Oxford; provided, that, premium financing generated by Euclid as a result of agencies or books of business purchased after the Closing are excluded from the foregoing exclusivity commitment; and provided further, that Euclid shall be entitled (a) to obtain premium financing from another source, on a case-by-case contract basis, if Oxford is unable to match or beat the bona fide rate or material terms for such contract offered by such other source and
(b) terminate the agreement, if after notice and opportunity to cure within 30 days, Oxford is unable to provide the level of service provided now to Euclid by Oxford as determined by Euclid in its sole discretion.
8. Conditions to Obligation of Bank to Consummate the Acquisition. The obligation of Bank to consummate this transaction shall be subject to satisfaction, on or prior to the Closing, of the following conditions:
      8.1 Representations and Warranties True at Closing. The representations and warranties of UPAC shall be true on and as of the Closing, as though such representations and warranties were made at and as of such date, except as is otherwise expressly contemplated herein.
      8.2 Opinion of Counsel for UPAC. Bank shall have received an opinion of counsel for UPAC, reasonably satisfactory to Bank and its counsel.
     8.3 Performance of Covenants. UPAC shall have materially performed each and every obligation to be performed by it hereunder at or before the Closing.
     8.4 Hart-Scott-Rodino. Any necessary Hart-Scott-Rodino notice filing shall have been filed and prior notice periods elapsed.
     8.5 Replacement of Letter of Credit. UPAC shall have executed and delivered documents necessary in connection with a replacement letter of credit for the current letter of credit of American National Bank and Trust Company of Chicago that shows Oxford as the applicant. This replacement letter of credit shall satisfy the requirements of any insurance or other bonding company that provides performance bonds or other similar arrangements for Oxford in connection with its various state licenses or compliance with various state laws.
     8.6 Glavan Agreements. Oxford shall have entered into a two-year written non-competition (excluding nonmarketing strategic consulting and expert testimony) and non-solicitation agreement with John Glavan, having UPAC as an intended third party beneficiary thereof, and otherwise in form and substance satisfactory to Glavan. In addition, all of John Glavan's rights under the Stock Appreciation Rights Agreement among Oxford Financial Corporation, Oxford Premium Finance, Inc., and John Glavanovits, dated November 30, 1995, the letter agreement between Oxford Premium Finance, Inc. and John Glavan, dated August 21, 1989, and the letter agreement between Security Funding Corp. and John Glavan, dated May 16, 1988 shall have been satisfied by Bank or its parent company, and all such agreements shall have been terminated in writing to the satisfaction of UPAC.
     8.7  Employment Agreements.   Nancy Piper and Sheila Minitti shall have
entered into employment agreements with either Oxford or UPAC, as determined by UPAC, having terms of at least one year and otherwise in form and substance satisfactory to Piper and Minitti.
     8.8 Third Party Approvals. Bank shall have received evidence satisfactory to it that approvals have been received from all third parties whose approval or consent is required to consummate the transactions contemplated by this Agreement; provided, however, it shall not be a condition to Closing for either Bank or Oxford to have obtained the consents or approvals of the transactions contemplated by this Agreement by the authorities listed in Schedule 3.14.
     8.9  Deliveries.    All deliveries required to be made under this Agreement
to Bank on or before the Closing shall have been received.
     8.10 No Action.     No action, suit or proceeding shall have been
commenced, and no investigation by any governmental or regulatory authority shall have been commenced, seeking to restrain, prevent or change the transactions contemplated hereby or seeking judgments against Bank, Oxford or UPAC in respect to the transactions contemplated hereby.
     8.11 Line of Credit.     The line of credit extended by Bank to Oxford
shall be paid in full, including all related interest and fees. As of the Closing, the Bank shall have no obligation to provide credit or otherwise lend any funds to Oxford. As of March 31, 1998, the total amount advanced under the line of credit, including interest and fees was $17,844,126.
9.   Termination.  On or prior to Closing:
            (a) Bank, by written notice to UPAC, may terminate this Agreement in the event that any of the conditions precedent contained in Section 8 hereof to the performance of its obligations which are to be performed or fulfilled at or prior to such date shall not have been fulfilled prior to and cannot be fulfilled concurrent with the Closing and shall not have been waived by Bank, which termination shall not prejudice any claim for damages or other relief which Bank may have at law or in equity against UPAC; and
            (b) UPAC, by written notice to Bank, may terminate this Agreement in the event that any of the conditions precedent contained in Section 7 hereof to the performance of UPAC's obligations which are to be performed or fulfilled at or prior to such date shall not have been fulfilled prior to and cannot be fulfilled concurrent with the Closing and shall not have been waived by UPAC, which termination shall not prejudice any claim for damages or other relief which UPAC may have at law or in equity against Bank.
            (c) Each of the parties to this Agreement shall pay all of its expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated, including without limitation the expenses of lawyers, accountants, investment bankers, appraisers, and other advisors.
            (d) Either party may terminate this Agreement if without fault of such party the transaction contemplated herein does not close on or before May 31, 1998.
            (e) UPAC, by written notice to Bank, may terminate this Agreement on or before the fourteenth day following the date of this Agreement, if
(i) UPAC shall not have completed its investigation of Oxford and its financial condition and prospects to the satisfaction of UPAC and its financial, tax, accounting and legal advisors, or (ii) Bank of Boston shall not have agreed in writing to amend its credit facility with UPAC to increase the credit facility to include financing of Oxford's operations, on terms not less advantageous than existing at the date hereof and otherwise satisfactory to UPAC. After the fourteenth day following the date of this Agreement, UPAC shall not have any rights to terminate this Agreement pursuant to this Section 9(e).
10. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but a11 of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
11. Contents of Agreement, Parties in Interest, Assignment, Etc. This Agreement and the Schedules which are attached hereto and are incorporated herein set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superceded by this Agreement; provided however that if this transaction is not closed, the parties will continue to be bound by their Confidentiality Agreement. This Agreement may not be assigned without the written consent of the parties. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing herein express or implied is intended or shall be construed to confer upon or to give any person, other than the parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
12. Indemnification.
      12.1 General Indemnification. Subject to the terms and conditions hereinafter set forth, Oxford and UPAC and their respective officers and directors, and the successors and assigns of each thereof, shall be indemnified by Bank from and against any and all damages, losses, liabilities and expenses resulting from (a) any inaccuracy in or breach or nonfulfillment of any representation, warranty, obligation, covenant, or agreement made or undertaken in or under this Agreement by Bank; (b) any third party claims arising from or as the result of any inaccuracy in or breach or nonfulfillment of any of the foregoing; and (c) all actions, suits, judgments, costs and expenses (including, without limitation, attorneys' fees) incident to items (a) or (b) of this sentence. Subject to the terms and conditions hereinafter set forth, Bank, and its successors, representatives and permitted assigns, shall be indemnified by UPAC from and against any and all damages, losses, liabilities and expenses resulting from (a) any inaccuracy in or breach or nonfulfillment of any representation, warranty, obligation, covenant or agreement made or undertaken in or under this Agreement by UPAC; (b) any third party claims arising from or as the result of any inaccuracy in or breach or nonfulfillment of any of the foregoing; (c) all actions, suits, judgments, costs and expenses (including, without limitation, attorneys' fees) incident to items (a), or (b) of this sentence.
      12.2 Claims Procedure. Claims for indemnification hereunder shall be made as follows:
            (a) Third Party Claims. In the event that any claim or demand for which any party hereto would be entitled to indemnification under Section 12 is asserted or sought to be collected by a third party, the party(ies) seeking indemnity shall give a Claim Notice (as described in Section 12.3 hereof) to the party or parties from whom indemnity is sought. The party(ies) from whom indemnity is sought shall have thirty (30) days from the date of delivery of the Claim Notice (the "Notice Period") to notify the party(ies) seeking indemnity whether or not the right to indemnity for such claim is disputed and, if disputed, the reasons therefor.
                              (1) If the right to indemnity is not disputed by
the party(ies) from whom indemnity is sought, such party(ies) shall assume the control and defense and/or settlement of such claim or demand, and the amount of any settlement or judgment and the costs and expenses of such defense shall be paid by such party(ies). If the party(ies) seeking indemnity shall desire to participate in any such defense, such party(ies) may do so at its or their sole cost and expense, in which event no settlement of any claim or demand which would adversely affect the rights of the party(ies) seeking indemnity may be made without the written consent(s) of such party(ies), which consent(s) may not be unreasonably withheld. If, however, the party(ies) seeking indemnification refuses to consent to a firm, bona fide settlement offer not involving injunctive relief against it (them) that the party from whom indemnification is sought wishes to accept, the party(ies) to be indemnified may continue to pursue such matter, free of any participation by the party making the indemnification, at the sole expense of the party(ies) seeking indemnification. In such event, the obligations of the party from whom indemnification is sought to the party(ies) seeking indemnification shall be equal to the amount of such offer of settlement that was refused, plus the costs and expenses of the party(ies) seeking indemnification prior to the date consent to such settlement offer was refused, which shall not be more than twenty days after such offer of settlement was delivered to the party(ies) seeking indemnification. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other relief against the party(ies) seeking indemnity or their respective assets, employees or businesses. The party(ies) seeking indemnity shall be kept fully informed of the status of any such claim or demand at a11 stages thereof, regardless of whether or not they participate in any such defense.
                              (2) If the right to indemnity is disputed by the
party(ies) from whom indemnity is sought or if such party(ies) shall fai1 to respond within the Notice Period, the party(ies) seeking indemnity shall have the right to control the defense and/or settlement of such claim or demand, and the amount of any settlement or judgment and the cost, and expenses of such defense (including, without limitation, attorneys' fees incurred in connection therewith) may be the subject of a claim for indemnification under Section 12.2(b) hereof. Nothing herein contained shall prohibit or limit the right of the party(ies) seeking indemnity hereunder to pursue such legal remedies as may be available to it or them to enforce such right of indemnity prior to or after the resolution of the third party's claim or demand.
                              (3) The party(ies) seeking indemnity shall make
available to the party(ies) from whom indemnity is sought and their attorneys and accountants all books and records of the party(ies) seeking indemnity relating to any such claim or demand and the parties agree to render each other such assistance as they may reasonably require in order to ensure the proper and adequate defense of any such claim or demand.
            (b) Non-Third Party and Other Claims. In the event of a claim or demand for which any party hereto would be entitled to indemnification under this Section 12 which does not involve a claim or demand being asserted or sought to be collected by a third party, the party(ies) seeking indemnity shall give a Claim Notice, or in the case of claims or demands which have proceeded in the manner described in Section 12.2(a)(2), a second Claim Notice, with respect to such claim or demand to the party(ies) from whom indemnity is sought. Unless disputed by the party(ies) from whom indemnity is sought by written notice within thirty (30) days of receipt of the Claim Notice to the party(ies) seeking indemnity stating the reasons therefor, each claim under this Section shall be paid within forty-five (45) days after the date of receipt of the Claim Notice therefor. If any claim under this Section shall not be paid within such forty-five (45) day period, or if the party(ies) from whom indemnity is sought dispute such claim by written notices within such thirty (30) day period to the party(ies) seeking indemnity stating the reasons therefor, the party(ies) seeking indemnity shall have the right to commence legal proceedings for the enforcement of their rights hereunder, and shall be entitled to recover interest thereon at the rate of ten percent (10%) per year. Interest shall be calculated from 30 days after the party providing indemnification received the Claim Notice.
            12.3 Timing and Content of Claim Notice. Each Claim Notice shall be given by the party(ies) seeking indemnity as promptly as practicable after such party(ies) becomes or become aware of the claim or demand and the facts indicating that a claim for indemnification in respect of the same may be warranted; provided, however, that subject to the one year or other applicable time limitations on making claims set forth in Section 12.6, no delay in giving a Claim Notice shall affect the obligation of the party(ies) from whom indemnification is sought, except to the extent that such failure or delay shall adversely affect the ability of such party(ies) to defend, settle or satisfy the claim or demand. Each Claim Notice shall specify the nature of the claim or demand, the applicable provision(s) of this Agreement or other instrument under which the claim for indemnity arises and the amount or the estimated amount thereof.
            12.4 Consent to Jurisdiction and Venue. Bank consents, for the purposes of any suit, action or proceeding which may be instituted with respect to this Agreement, the breach on non-performance hereof, or the transaction contemplated hereby, to the non-exclusive jurisdiction of the state or federal courts sitting in the State of Missouri, agrees that venue is properly in such courts, and agrees that service of process may properly be had on it, by mailing to it at the address provided in Section 13 hereof, the papers or other documents sought to be so served.
            12.5 Limits on Indemnity. (a) The maximum aggregate liability of Bank with respect to all indemnity claims made pursuant to Section 12 of this Agreement, including related legal expenses ("Indemnity Claims"), shall be $300,000 (the "Maximum Claim Amount"). UPAC may not make any Indemnity Claims against Bank until UPAC has incurred damage, loss, liability or expense with respect to Indemnity Claims other than those described in Section 12.5(b) that collectively equal $50,000 (the "Threshold"); provided, however, that if such Indemnity Claims exceed the Threshold, then the entire amount of such Indemnity Claims (up to the Maximum Amount) can be made and recovered, regardless of the Threshold; and provided further, that any Indemnity Claim made because of a breach by Bank of any covenant contained in Sections 1, 2.2(a), 2.2(b), 5.3-5.7, 5.9-5.12, 5.15, 5.16, 6.2 or 6.4-6.7 shall not be subject to the Threshold.
                  (b) Notwithstanding Section 12.5(a), Bank shall be liable for indemnification under this Agreement for claims of misrepresentation or breach of warranty under Section 3.10(b) hereof relating to the adequacy of the allowance for loan losses that, in the aggregate, exceed the loss reserve indicated on the March 31, 1998 financial statement of Oxford, plus $50,000 (such excess being the "Loan Loss Indemnity Amount"). The Loan Loss Indemnity Amount shall be added to all indemnification claims under Section 12.1 in applying the Maximum Claim Amount. The Loan Loss Indemnity Amount shall be excluded from indemnification claims under Section 12.1 to determine the Threshold Amount.
      12.6 Expiration of Indemnity Claims; Exclusivity of Remedy. All claims described in Section 12.1 made against either party under this Article 12 must be asserted in writing by the other party on or before the first anniversary of the Closing, except (a) as otherwise agreed to in writing by the parties, (b) claims for breach of any warranty contained in Sections 3.11 or 3.21 with respect to compliance by Oxford with the Code, ERISA or state taxes may be brought within the time provided in the statutes of limitation applicable thereto and (c) claims for breach of any covenant contained in Section 6.4 with respect to confidentiality may be brought within 120 days after the non-breaching party obtained knowledge of the breach giving rise to the claim. This
Section 12 is intended by the parties to provide the exclusive remedy for any misrepresentation, breach of warranty, covenant, or agreement made or undertaken in or under this Agreement regardless of whether such claim is stated in contract, tort, as a violation of or pursuant to any federal or state statute, rule or regulation or in equity; provided that the parties shall be entitled to seek equitable relief as allowed herein and provided, further, that this limitation shall not apply to claims based on fraud.
      12.7 Insurance. In computing the amount of losses and expenses for which an action or claim may be made for indemnification under Section 12.1, the obligation of the party from whom indemnification is sought shall be reduced to the extent of the amount of any insurance payments received by the party(ies) seeking indemnification in connection with such losses and expenses.
13. Notices. Any notices or other communications required or permitted hereunder shall be deemed to have been given three business days after sent by certified or registered mail, postage prepaid, addressed (or one business day after being sent by one-day express mail) as follows:

                   if to Bank, to:  Oxford Bank and Trust
                                    1100 Lake Street
                                    Addison, IL 60101
                                    Facsimile: (630) 628-0181
                                    Attention: George P. Colis

                   With a copy to:  Freeborn & Peters
                                    311 South Wacker Drive
                                    Chicago, IL 60606
                                    Facsimile: (312) 360-6571
                                    Attention: Craig McCrohon

                   And if to UPAC:  Universal Premium Acceptance
                                      Corporation
                                    Attn:  President
                                    8245 Nieman Road, Suite 100
                                    Lenexa, Kansas 66214

                   With a  copy to: Kent E. Whittaker, Esq.
                                    Hillix, Brewer, Hoffhaus,
                                    Whittaker & Wright, L.L.C.
                                    2420 Pershing Road, Suite 400
                                    Kansas City, MO  64108

or to such other persons and addresses as have been furnished by either party to the other in writing. No notice, waiver, consent or approval required or permitted hereunder shall be deemed effective unless given in writing.
14. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Missouri without reference or regard to the conflicts of laws and rules of said state.
     IN WITNESS WHEREOF, this Agreement has been executed on the day and year first above written.

                                 UNIVERSAL PREMIUM ACCEPTANCE
                                   CORPORATION
ATTEST:

                                 By:


Secretary                        Title:
                                 OXFORD BANK & TRUST



ATTEST:

                                 By:


Secretary                        Title: